Exhibit 99.1

January 16, 2008
FOR IMMEDIATE RELEASE

JUPITER TELECOMMUNICATIONS ANNOUNCES

DECEMBER 2007 SUBSCRIBER FIGURES

Tokyo, Japan — Jupiter Telecommunications Co., Ltd. (JASDAQ: 4817), the largest multiple system operator (MSO) in Japan based on the number of customers served, has announced that the total subscribing households as of December 31, 2007 served by J:COM’s 22*(1) managed franchises reached 2.77 million, up 150,500, or 5.7% since December 31, 2006. Combined revenue generating units (RGUs) for cable television, high-speed Internet access and telephony services reached 4.90 million, up 381,400 or 8.4% since December 31, 2006. The bundle ratio (average number of services received per subscribing household) increased to 1.77 as of December 31, 2007 from 1.72 since December 31, 2006. The cable television digital migration rate as of December 31, 2007 increased to 67% from 51% as of December 31, 2006.

*(1) The figure includes Kyoto Cable Communications Co., Ltd. (KCC), which became a managed franchise at the end of November 2007. However, KCC subscriber data is separately described below because it is preliminary and subject to adjustment until J:COM has completed its review and determined that it is presented in accordance with J:COM policies. KCC had 20,200 cable TV RGU’s, of which 10,600 are digital RGU’s, and 10,000 high-speed Internet access RGU’s (as of December 31, 2007).

Details are provided in the table below:

Year-Over-Year Subscribing Household Comparisons: (Rounded to the nearest hundred)

	Revenue Generating Units
	Cable Television		High-Speed Internet Access	Telephony	RGU Total	Total Subscribing Households
As of December 31, 2007	2,274,600		1,254,600	1,370,800	4,900,000	2,772,200
	Digital:	1,523,100
As of December 31, 2006	2,195,900		1,149,100	1,173,600	4,518,600	2,621,700

Net year-over-year increase	78,700		105,500	197,200	381,400	150,500
Net increase as percentage	3.6%		9.2%	16.8%	8.4%	5.7%

Results for J:COM’s consolidated subsidiaries are noted below:

Total consolidated subsidiaries: 20 franchises; 40 systems:

	Revenue Generating Units
	Cable Television		High-Speed Internet Access	Telephony	RGU Total	Total Subscribing Households
As of December 31, 2007	2,188,000		1,211,600	1,312,600	4,712,200	2,659,100
	Digital:	1,470,200
As of December 31, 2006	2,109,300		1,108,800	1,119,900	4,338,000	2,512,200

Net year-over-year increase	78,700		102,800	192,700	374,200	146,900
Net increase as percentage	3.7%		9.3%	17.2%	8.6%	5.8%

About Jupiter Telecommunications Co.,Ltd.
Established in 1995, Jupiter Telecommunications Co., Ltd. is Japan’s largest multiple system operator (MSO or J:COM Company) and multiple channel operator (MCO or  Jupiter TV Company). J:COM Company provides cable television, high-speed Internet access, telephony and mobile services to customers through 22 managed franchises (as of December 31, 2007) operating at the local level serving approximately 2.77 million subscribing households (as of December 31, 2007) in the Sapporo, Kanto, Kansai, and Kyushu regions. The number of serviceable households or “homes passed” in J:COM franchise areas is approximately 9.97 million (of which Cable West Group has approximately 1.4 million as of December 31, 2007). Jupiter TV Company, formerly Jupiter TV Co., Ltd., which was recently merged with J:COM, invests in and operates 17 premium channels which are provided to CATV, satellite and telecom operators. Jupiter Telecommunication’s principal shareholder is LGI/Sumisho Super Media and is a public company, trading on the JASDAQ stock exchange under code No. 4817. For more information (available in English and Japanese), visit J:COM’s website at http://www.jcom.co.jp/english.html

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Certain statements in this news release may constitute “forward-looking statements,” which involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Jupiter Telecommunications Co., Ltd. and any of its subsidiaries to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.